EXHIBIT 99.1

For Immediate Release

OncoMed Pharmaceuticals Appoints Michael Wyzga to Board of Directors

Redwood City, CA – October 17, 2013 - OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical-stage company developing novel therapeutics that target cancer stem cells (CSCs), or tumor-initiating cells, today announced the appointment of independent director Michael Wyzga to the company’s Board of Directors. Mr. Wyzga will chair OncoMed’s Audit Committee.

“As a CEO of an emerging biopharmaceuticals company and previous CFO of one of the leading biotechnology companies in the world, Mike brings an excellent perspective to OncoMed’s Board following our successful IPO,” said Paul J. Hastings, Chairman and Chief Executive Officer of OncoMed Pharmaceuticals. “We look forward to benefiting from his leadership and experience as we advance multiple anti-cancer stem cell therapeutics through clinical development and to commercialization independently and with our partners.”

Mr. Wyzga is currently President and Chief Executive Officer of Radius Health, Inc. Prior to joining Radius, Mr. Wyzga was Executive Vice President, Finance and Chief Financial Officer of Genzyme Corporation until its acquisition by Sanofi in April 2011. Mr. Wyzga joined Genzyme in 1998 and held primary responsibility for the company’s financial management worldwide. He provided key leadership in the successful $20.1 billion sale of Genzyme to Sanofi, which was the second-largest acquisition in biotechnology history. Prior to joining Genzyme, Mr. Wyzga was Chief Financial Officer of Sovereign Hill Software. He previously served as Vice President of Finance and Chief Financial Officer of CacheLink Corporation, a client/service software company. Mr. Wyzga also held management positions at Lotus Development Corporation and Digital Equipment Corporation. He received an MBA from Providence College and a BS from Suffolk University.

“OncoMed is discovering and developing truly novel therapeutics, with a powerful and productive platform technology at work,” said Mr. Wyzga. “With a diversified portfolio of five clinical-stage candidates, a pipeline of preclinical products and the backing of two large pharma partners, I have been impressed with the company’s accomplishments to date and feel confident that they are going to achieve great things. I look forward to contributing to OncoMed’s continued success.”

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals Inc. is a clinical-stage company focused on discovering and developing novel therapeutics targeting cancer stem cells (CSCs). OncoMed has five anti-cancer product candidates in clinical development, including demcizumab (Anti-DLL4, OMP-21M18), OMP-59R5 (Anti-Notch2/3), OMP-52M51 (Anti-Notch1), vantictumab (Anti-Fzd7, OMP-18R5) and OMP-54F28 (Fzd8-Fc), which target key CSC signaling pathways including Notch and Wnt. OncoMed has two other antibodies in preclinical development with Investigational New Drug filings planned as early as 2014. OncoMed is also pursuing discovery of additional novel anti-CSC product candidates. OncoMed has formed strategic alliances with Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the success of Phase 1 trials for demcizumab, vantictumab, anti-Notch2/3, anti-Notch1 and Fzd8-Fc and a favorable safety profile for these drug candidates; the potential of OncoMed’s product candidates to significantly impact cancer treatment and the clinical outcome of patients with cancer; and the timing of Investigational New Drug filings and clinical trials. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners, including GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise capital to support the development of its unpartnered programs; OncoMed’s dependence on the development and marketing efforts of its partners for the commercial success of its partnered product candidates; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to validate, develop and obtain regulatory approval for companion diagnostics; OncoMed’s ability to achieve market acceptance and commercial success of its product candidates once regulatory approval is achieved; OncoMed’s ability to discover, develop and commercialize additional product candidates; the ability of competitors to discover, develop or commercialize competing products more quickly or more successfully; OncoMed’s dependence on its Chairman and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate OncoMed’s patents or proprietary rights; and the ability of OncoMed’s proprietary rights to protect its technologies and product candidates. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Prospectus filed with the Securities and Exchange Commission on July 18, 2013 and OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed with the Securities and Exchange Commission on September 3, 2013.

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Investor Contact: OncoMed Pharmaceuticals Shari Annes Investor Relations (650) 888-0902(650) shari.annes@oncomed.com	Media Inquiries: BCC Partners Karen L. Bergman or Michelle Corral 575-1509 or (415) 794-8662 kbergman@bccpartners.com or mcorral@bccpartners.com